UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 3, 2007

AMDL, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27689	33-0413161
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California		92780
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-505-4461

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 3, 2007, AMDL, Inc. obtained products liability insurance coverage for Jade Pharmaceutical Inc.'s ("JPI") pharmaceutical manufacturing and distribution activities in China from PICC Property and Casualty Company Limited in the aggregate amount of US $2,000,000 at a cost of approximately US $65,500 for one year of coverage. The policy is retroactive to October 1, 2006, the date of first operations after the acquisition of JPI and provides that AMDL/JPI shall retain and indemnify the insurance carrier for liability of US $ 10,000 per claim up to an aggregate of $50,000 in any year. The prior US based policy provided for aggregate coverage of US $ 2 million. No carrier contacted by JPI was willing to provide greater coverage at this time.

AMDL believes that the new products liability insurance is adequate for its current needs, but there can be no assurance, however, that claims from the use of JPI's products would not exceed the available coverage, or that one or more claims for damages may require the expenditure of significant funds in defense of such claims. Moreover, one or more substantial awards of damages against JPI or AMDL could have a material adverse effect on JPI and AMDL by reason of the inability to defend against or pay such claims, although to date neither AMDL or JPI has received any claim for damages for the manufacture or use of any of their products by any company or individual.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMDL, Inc.

October 4, 2007	By:	Gary L. Dreher

Name: Gary L. Dreher
Title: Chief Executive Officer